Exhibit 99.1

NEWS

Contact: Daniel Molinaro

281-823-4941

FOR IMMEDIATE RELEASE

NOW Inc. Announces First Quarter 2015 Financial Results

HOUSTON, TX, May 7, 2015—NOW Inc. (NYSE: DNOW) reported for its first quarter ended March 31, 2015 a net loss of $10 million, or $(0.09) per fully diluted share, compared to fourth quarter ended December 31, 2014 net income of $16 million, or $0.14 per fully diluted share. Excluding $9 million in acquisition and severance related charges, net loss was $3 million, or $(0.02) per fully diluted share, and EBITDA was $4 million in the first quarter of 2015.

Operating flow-through was ten percent sequentially, when excluding the charges above and adding back margins of $11 million which were lost due to sales price erosion experienced in the first quarter of 2015.

The Company’s revenues for the first quarter of 2015 were $863 million, a decrease of 14 percent from the fourth quarter of 2014. Excluding revenues attributable to acquisitions completed in the first quarter, sequential revenues declined 19 percent, consistent with the global rig count decline from the prior quarter.

In the first quarter of 2015 the Company completed the acquisition of John MacLean & Sons Electrical (“MacLean”), a UK based distributor of marine and industrial electrical products, lighting systems and cables for renewable-energy, petrochemical, process, marine, industrial, infrastructure and onshore and offshore energy applications worldwide. The Company believes that MacLean’s international presence and IEC product line will strengthen its electrical product offering. MacLean has over 225 employees and 12 locations across four countries.

The Company also completed the acquisition of Machine Tools Supply (“MTS”) in the first quarter of 2015. MTS, based in the United States, is a cutting tool and machine shop specialist providing comprehensive inventory management programs to the industrial and aerospace markets. MTS enhances our Supply Chain solutions international reach in the UK, Mexico and the Philippines. MTS has over 150 employees operating in ten locations providing supply chain solutions to over 70 customer sites across four countries.

The Company’s third acquisition of the quarter aligns with the three deals completed in the fourth quarter of 2014, and the Company’s most recently completed deal in the second quarter of 2015 of a European-based company, building on the Company’s product line and growth strategies in valve automation, pipe, valves, fittings, artificial lift in the U.S., personal protective equipment in the UK and electrical products in Europe. We believe these acquisitions will further support our industrial, midstream and upstream markets. Combined, the seven acquisitions the Company has completed since its spin-off in 2014 have added over 450 employees to the Company.

Robert Workman, President and CEO of NOW Inc., commented, “The first quarter of 2015 was a period of rapid decline in North American rig count, and as a result, the Company’s revenues and product margins were impacted accordingly. Revenue and adjusted EBITDA held up better than we had been expecting considering the steep decline in market activity. We have and will continue to take steps to respond to market conditions, including actions to improve efficiencies and our balance sheet. We believe we are well positioned to operate effectively through this cycle. While the timing of when this market recovers is still uncertain, we will continue to position our Company for long-term growth and success.

“We are excited about the opportunities provided by our seven recent acquisitions to DistributionNOW, and welcome these employees to the family. We believe these businesses will enhance the level of service and solutions we provide our customers. We continue to focus on long-term fundamentals of the distribution and supply chain businesses as we seek to improve our strategic position for the future. We are pleased that our strong balance sheet enables us to continue to capitalize on attractive opportunities.”

United States

First quarter revenues for the United States were $601 million, a decrease of 11 percent from the fourth quarter of 2014 and a decrease of 15 percent from the first quarter of 2014. Excluding growth attributable to acquisitions, sequential revenues effectively declined 14 percent, versus a U.S. rig count decline of 28 percent.

Canada

Revenues for the first quarter of 2015 for Canada were $116 million, down 36 percent compared to fourth quarter 2014 results and down 39 percent from the first quarter of 2014. Canada saw contractions in line with rig count and foreign currency changes, punctuated by a much sharper decline within our fiberglass product and project-based orders, as those tend to be larger-dollar transactions which were deferred or cut by our customers.

International

International operations generated first quarter revenues of $146 million, which were down one percent from the fourth quarter of 2014 and down 20 percent from the first quarter of 2014. Sequential revenues were flat internationally from reduced activity and customer spending, offset by the impact of acquisitions completed in the first quarter.

The Company has scheduled a conference call for May 7, 2015, at 8:00 a.m. Central Time to discuss first quarter results. The call will be broadcast through the Investor Relations link on NOW Inc.’s web site at www.distributionnow.com, on a listen-only basis. A replay of the call will be available on the site for thirty days following the conference. Participants may also join the conference call by dialing 1-800-446-1671 within North America or 1-847-413-3362 outside of North America five to ten minutes prior to the scheduled start time and asking for the “NOW Inc. Earnings Conference Call.”

NOW Inc. is one of the largest distributors to energy and industrial markets on a worldwide basis, with a legacy of over 150 years. NOW operates primarily under the DistributionNOW and Wilson Export brands. Through its network of approximately 300 locations and 5,000 employees worldwide, NOW offers a comprehensive line of products and solutions for the upstream, midstream and downstream energy and industrial sectors. Our locations provide products and solutions to exploration and production companies, energy transportation companies, refineries, chemical companies, utilities, manufacturers and engineering and construction companies.

Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to documents filed by NOW Inc. with the U.S. Securities and Exchange Commission, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.

NOW INC.

CONSOLIDATED BALANCE SHEETS

(In millions, except share data)

	March 31, 2015	December 31, 2014
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$122	$195
Receivables, net	797	851
Inventories, net	945	949
Deferred income taxes	23	22
Prepaid and other current assets	20	30

Total current assets	1,907	2,047
Property, plant and equipment, net	143	124
Deferred income taxes	2	2
Goodwill	429	346
Intangibles, net	123	73
Other assets	5	4

Total assets	$2,609	$2,596

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$417	$490
Accrued liabilities	108	125
Other current liabilities	1	5

Total current liabilities	526	620
Long-term debt	135	—
Deferred income taxes	21	10
Other long-term liabilities	5	—

Total liabilities	687	630

Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock—par value $0.01; 20 million shares authorized; no shares issued and outstanding	—	—
Common stock—par value $0.01; 330 million shares authorized; 107,178,567 and 107,067,457 shares issued and outstanding, respectively	1	1
Additional paid-in capital	1,957	1,952
Retained earnings	48	58
Accumulated other comprehensive loss	(84)	(45)

Total stockholders’ equity	1,922	1,966
Non-controlling interest

Total liabilities and stockholders’ equity	$2,609	$2,596

NOW INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In millions, except per share data)

	Three Months Ended
	March 31,		December 31,
	2015	2014	2014
Revenue	$863	$1,077	$1,006
Operating expenses:
Cost of products	708	869	801
Warehousing, selling and administrative	163	146	179

Operating profit (loss)	(8)	62	26
Other income (expense)	(4)	—	(2)

Income (loss) before income taxes	(12)	62	24
Income tax provision (benefit)	(2)	21	8

Net income (loss)	$(10)	$41	$16

Earnings (loss) per share:
Basic earnings (loss) per common share	$(0.09)	$0.38	$0.15

Diluted earnings (loss) per common share	$(0.09)	$0.38	$0.14

Weighted-average common shares outstanding, basic	107	107	107

Weighted-average common shares outstanding, diluted	107	107	108

NOW INC.

SUPPLEMENTAL INFORMATION

BUSINESS SEGMENTS (UNAUDITED)

(In millions)

	Three Months Ended
	March 31,		December 31,
	2015	2014	2014
Revenue:
United States	$601	$704	$679
Canada	116	191	180
International	146	182	147

Total revenue	$863	$1,077	$1,006

NOW INC.

SUPPLEMENTAL INFORMATION (CONTINUED)

NET INCOME (LOSS) TO EBITDA EXCLUDING OTHER COSTS RECONCILIATION (UNAUDITED)

(In millions)

	Three Months Ended
	March 31,		December 31,
	2015	2014	2014
Net income (loss) (1)	$(10)	$41	$16
Interest, net (2)	—	—	—
Income tax provision (benefit)	(2)	21	8
Depreciation and amortization	7	4	7
Other costs (3)	9	—	1

EBITDA excluding other costs	$4	$66	$32

EBITDA % excluding other costs (4)	0.5%	6.1%	3.2%

DILUTED EARNINGS PER SHARE (“EPS”) TO DILUTED EPS EXCLUDING OTHER COSTS RECONCILIATION (UNAUDITED)

	Three Months Ended
	March 31,		December 31,
	2015	2014	2014
GAAP diluted earnings (loss) per share (5)	$(0.09)	$0.38	$0.14
Other costs (3)	0.07	—	0.01

Diluted earnings (loss) per share excluding other costs	$(0.02)	$0.38	$0.15

(1)	We believe that net income (loss) is the financial measure calculated and presented in accordance with U.S. generally accepted accounting principles that is most directly comparable to EBITDA excluding other costs. EBITDA excluding other costs measures the Company’s operating performance without regard to certain expenses. EBITDA excluding other costs is not a presentation made in accordance with GAAP and the Company’s computation of EBITDA excluding other costs may vary from others in the industry. EBITDA excluding other costs has important limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.
(2)	Interest, net was less than $1 million for all periods presented.
(3)	Other costs primarily includes the transaction costs associated with acquisitions including the cost of inventory that was stepped up to fair value during purchase accounting related to acquisitions and severance expenses which are included in operating profit (loss). Other costs in the quarter ended March 31, 2015 was approximately $7 million, net of tax.
(4)	EBITDA % excluding other costs is defined as EBITDA excluding other costs divided by Revenue.
(5)	We believe that diluted earnings (loss) per share is the financial measure calculated and presented in accordance with U.S. generally accepted accounting principles that is most directly comparable to diluted earnings (loss) per share excluding other costs. Diluted earnings (loss) per share excluding other costs measures the Company’s operating performance without regard to certain expenses. Diluted earnings (loss) per share excluding other costs is not a presentation made in accordance with GAAP and the Company’s computation of diluted earnings (loss) per share excluding other costs may vary from others in the industry. Diluted earnings (loss) per share excluding other costs has important limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.